Exhibit 4.46

THE SYMBOL “[***]”DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

MANUFACTURING COOPERATION AGREEMENT

AMONG

NIO AUTOMOBILE TECHNOLOGY (ANHUI) CO., LTD. (蔚来汽车科技（安徽）有限公司)

NIO AUTOMOBILE (ANHUI) CO., LTD. (蔚来汽车（安徽）有限公司)

AND

ANHUI JIANGHUAI AUTOMOBILE GROUP CO., LTD. (安徽江淮汽车集团股份有限公司)

Dated September 2022

Manufacturing Cooperation Agreement

This Manufacturing Cooperation Agreement (this “Agreement”), dated as of September 2022, is made by and among:

NIO Automobile Technology (Anhui) Co., Ltd. (蔚来汽车科技（安徽）有限公司)

Address: Building F, Hengchuang Intelligent Technology Park, 3963 Susong Road, Hefei Economic and Technological Development Zone, Anhui Province, China
Telephone:

Facsimile:

hereinafter referred to as “NIO Tech”;

NIO Automobile (Anhui) Co., Ltd. (蔚来汽车（安徽）有限公司)

Address: Building F, Hengchuang Intelligent Technology Park, 3963 Susong Road, Hefei Economic and Technological Development Zone, Anhui Province, China
Telephone:

Facsimile:

hereinafter referred to as “NIO Anhui”;

And

Anhui Jianghuai Automobile Group Co., Ltd. (安徽江淮汽车集团股份有限公司)

Address: 176 Dongliu Road, Hefei City, Anhui Province

Telephone:

Facsimile:

hereinafter referred to as “JAC”.

(NIO Tech, NIO Anhui and JAC is referred to hereinafter individually as a “Party”, and collectively the “Parties”.)

Recitals

A.

NIO Tech is a company focused on technology research and development for new energy vehicles and their parts and components, and NIO Anhui is a company focused on manufacturing the parts and components, supply chain management, sales and after-sales services for new energy vehicles. JAC is an integrated automobile manufacturer engaged in the research and development, manufacturing, sales and services for commercial vehicles, passenger vehicles and powertrains.

B.

Considering that NIO Group (including NIO Tech, NIO Anhui and its affiliates) and JAC have established good, trustworthy relationship since their strategic cooperation in the manufacturing sector since 2016, NIO Tech, NIO Anhui and JAC have agreed to continue their cooperation on new manufacturing projects in 2021 with support from the Anhui Provincial Government and Hefei Municipal Government. During the term of this Agreement, NIO Tech shall license JAC to manufacture the Cooperative Model (as defined below) with NIO trademark and related technology, and JAC shall be engaged by NIO Tech to manufacture the Cooperative Model in compliance with NIO Tech's quality standards, and NIO Anhui shall supply raw materials to JAC for its production of the Cooperative Model and act as the exclusive worldwide master distributor of the Cooperative Vehicle (master distribution of which shall be separately provided under the master distribution agreement between JAC and NIO Anhui).

NOW THEREFORE, on the basis of faithful cooperation and mutual confidence, the Parties have reached the following agreement through friendly negotiation:

1.Cooperation Project

1.1

In accordance with the Project Filed with Anhui Provincial Development and Reform Commission (No. [***]), JAC intends to lease the existing land and plant in the Xinqiao Science and Technology Innovation Demonstration Zone in Hefei (the “Xinqiao Plant”) and supporting auxiliary facilities thereof, which shall be transformed into four processing workshops and related production facilities with planned annual manufacturing capacity of 100,000 new energy passenger vehicles for production of NIO ET5 and other models agreed in writing by the Parties (the “Cooperative Model”).

1.2

The Parties agree to cooperate with each other to carry out manufacturing of Cooperative Model. NIO Tech will license JAC to use its trademarks and related technologies for manufacturing the Cooperative Model, which specific specifications, parameters and option requirements shall be provided by NIO Tech; JAC shall be responsible to manufacture the Cooperative Model; NIO Anhui shall be responsible to supply raw materials to JAC for its production of the Cooperative Model and act as the exclusive worldwide master distributor of the Cooperative Vehicle (the “Cooperation Project”).

1.3

NIO Tech and JAC hereby agree that in line with NIO Tech's product, processing and quality requirements and the information of the Project Filed with Anhui Provincial Development and Reform Commission (No. [***]), JAC will invest in high-quality, first-class four processing manufacturing and producing facilities for new energy vehicles, which shall be suitable for the positioning of the high-end new energy vehicle products of NIO Tech and NIO Anhui.

2.Fees and Payments

The Parties hereby agree that NIO Anhui shall bear the following expense in connection with the Cooperation Project: the amount of Vehicle Raw Materials, depreciation and amortization of the assets of the Xinqiao Plant, processing costs and operating expenses of JAC, and taxes and levies arising from production of the Cooperative Model, the details of which are specified below:

2.1Amount of Vehicle Raw Materials

The main paint materials (top coat, clear coat, medium coat, primer, electrophoresis materials, pretreatment materials, and curing agents), all parts and auxiliary materials (except auxiliary materials involved in the production process), special body glues, rivets, and outsourced processed parts required for the production of the Cooperative Vehicle (collectively the “Vehicle Raw Materials”)  shall be purchased by JAC from NIO Anhui (or any other vendor designated by NIO Anhui), subject to the agreement to be entered into by the parties thereto.  The amount of the Vehicle Raw Materials (excluding value-added and consumption taxes) payable by JAC shall be settled and paid under Section 2.6 below.

2.2Depreciation and Amortization of the assets of the Xinqiao Plant

2.2.1

NIO Anhui shall pay depreciation and amortization expenses to JAC for all assets invested by JAC in connection with the Cooperative Model (including those invested, as well as fixed and intangible assets to be invested in connection with the Cooperation Project).

2.2.2

NIO Anhui and JAC will estimate the amount of assets depreciation and amortization for the current year based on the amount of the assets by the end of the preceding year (other than the assets to be reaccounted as fixed assets during the applicable year). In the event of any change in the timing and breakdown of the long-term assets to be reaccounted as fixed assets, JAC and NIO Anhui agree to make quarterly adjustments in advance for settlement of depreciation, amortization, property tax, land use tax, water conservancy fund, and stamp duty. For clarity, the depreciation and amortization of fixed assets shall be in accordance with the accounting policies announced by JAC at the date of this Agreement, and any adjustment to such settlement principles shall be subject to the prior written approval of NIO Anhui.

2.2.3

JAC shall engage an accounting firm to issue a separate annual audit report for the Xinqiao Plant after the end of each fiscal year. The annual audit report shall, subject to confirmation of NIO Anhui and JAC, confirm the annual settlement amount of depreciation, amortization, property tax, land use tax, water conservancy fund and stamp duty for the preceding year, and NIO Anhui and JAC shall settle the amount in accordance with Section 2.5 of this Agreement within 15 days from the date of issuance of the aforesaid annual audit report.

2.3	JAC’s Processing Costs and Operating Expenses
2.3.1

JAC’s processing costs and operating costs are each of the expenses directly related to the production and operation of the Xinqiao Plant which is included in the JAC’s processing costs. Subject to compliance by the Xinqiao Plant and with the purpose to reduce transaction cost of the Xinqiao Plant, the expenses incurred in the Xinqiao Plant shall be charged as follows:

2.3.1.1

Costs of insurance incurred by JAC for invested assets shall be included in JAC's processing costs. Repair and maintenance of all assets of the Xinqiao Plant (including the assets invested by JAC) shall be borne by NIO Anhui at its own expenses.

2.3.1.2

The labor costs of personnel directly or indirectly employed by JAC, and travel and team-building expenses incurred by such personnel shall be included in JAC's processing costs subject to joint confirmation of JAC and NIO Anhui. Expenses such as office administration expenses and printing costs arising from operation of the Xinqiao Plant shall be borne by NIO Anhui.

2.3.1.3	Costs incurred in connection with vehicle certification and other quality-related documentation shall be included in JAC's processing costs.
2.3.1.4	Taxes and levies (excluding value-added tax and corporate income tax) incurred by JAC in connection with production of the Cooperative Model shall be included in JAC's processing costs.

2.3.1.5	Other than the costs set forth above, any other expenses incurred by the Xinqiao Plant shall be directly charged to NIO Anhui.

2.4Taxes and Levies Arising from Production of Cooperative Model

NIO Anhui shall be responsible for the turnover tax and levies relating thereto (excluding corporate income tax) incurred by JAC due to production of the Cooperative Model, which shall be settled at the amount inclusive of applicable value-added tax.

2.5Pricing and Settlement of Processing Fee

It is confirmed by JAC and NIO Anhui that the assets depreciation and amortization of the Xinqiao Plant under Section 2.2, JAC’s processing costs and operating expenses under Section 2.3, and the taxes and levies arising from production of the Cooperative Model under Section 2.4 shall be payable by NIO Anhui to JAC as part of processing fee for vehicle production. At the end of each year, NIO Anhui and JAC will jointly confirm the processing fee for single-unit vehicle production to be charged by JAC for the following year, taking into account the processing fee for  single-unit vehicle production actually charged by JAC for the current year (subject to confirmation of NIO Anhui and JAC), as well as planned production volume and factory efficiency improvement plan for the following year. If there is any deviation between the year-end planned production volume of the Cooperative Model and projected ongoing production volume for the following year, NIO Anhui and JAC will make an interim adjustment of the processing fee payable by NIO Anhui to JAC for settlement by the end of the year. The processing fee incurred in 2022 shall be settled based on the amount actually incurred and confirmed by JAC and NIO Anhui.

2.6Payment

The Parties agree that JAC shall sell the Cooperative Model manufactured by it to NIO Anhui which will be then distributed by NIO Anhui to the market, and NIO Anhui will pay the expense under this Article 2 hereof. Payment of such expenses shall be made by NIO Anhui on monthly basis within the first five business days of the following month after amount of such expenses is confirmed by JAC and NIO Anhui and duly invoiced. JAC shall pay NIO Anhui for the raw materials of the corresponding vehicle units on the same day upon payment of the invoiced amount for such vehicle units of the Cooperative Model by NIO Anhui to JAC.

3.Investment in Cooperation Project

The parties agree to adopt the following fixed asset investment rules for successful production of the Cooperative Model and ongoing demand for increased production capacity.

3.1

It is further confirmed by JAC and NIO Anhui that the equipment located at the Xinqiao Plant which is covered under the Project Filed with Anhui Provincial Development and Reform Commission (No. [***]) shall be provided and financed by JAC. The Xinqiao Electric Vehicle Industrial Park (Phase I) (the “NV Park”), where the Cooperation Project is located, shall be constructed at the request of NIO Anhui by Xinqiao Technology Investment Development Co., Ltd. (“Xinqiao InvestCo”), a company controlled by the Administrative Commission of the Economic Development Zone, and the ownership of the land use rights and buildings, infrastructure, ancillary facilities and certain equipment thereof shall be held by Xinqiao InvestCo. Xinqiao InvestCo will lease the NV Park in its entirety to JAC for manufacturing the Cooperative Model at the rent to be separately agreed between JAC and the leasing party, which rent shall be included in JAC's processing costs and operating expenses.

3.2

Except for the financing of the equipment covered under the Project Filed with Anhui Provincial Development and Reform Commission (No. [***]) and the investment for fixed assets and equipment required under the Ministry of Industry and Information Technology Order No. 50, investment of any other equipment (including investment in testing, new products and product iteration, proprietary equipment (such as molds and inspection tools), and technological improvement out of operating needs and for improved safety, quality and efficiency) shall be the responsibility of NIO Anhui, unless otherwise agreed by the Parties.

4.Manufacturing Management of the Cooperation Project

It is agreed that the members of the management team of the Xinqiao Plant under the Cooperation Project shall be jointly appointed by JAC and NIO Anhui, whose functions and responsibilities shall be mutually agreed by the Parties. It is agreed that the Cooperation Project will meet the quality standards and operational efficiency requirements set by NIO Anhui with the purpose to creating an efficient, consistent and innovative production and operation system with optimized operational efficiency and high quality products.

5.Distribution and After-sale Maintenance of Cooperative Model

The Parties agree that, JAC shall authorize NIO Anhui to act as the exclusive master distributor for the cooperation products under the Cooperation Project, and NIO Anhui shall have the right to select distributors, carry out marketing and sales activities, provide after-sale services, conduct relevant training sessions, provide relevant consulting services and engage in other activities relating to its role as master distributor and the act of distribution, and JAC shall be obliged to  enter into an exclusive master distributor agreement with NIO Anhui. JAC shall not interfere with such rights of NIO Anhui, unless at the request of NIO Anhui; provided, however, that NIO Anhui shall warrant that its exercise of such rights will not harm the goodwill and other legitimate rights and interest of JAC. In the event of any breach on the part of NIO Anhui, JAC shall have the right to take actions to protect its legitimate rights and interest, and NIO Anhui shall indemnify JAC against the losses suffered by JAC due to its breach.

If any Party is subject to any litigation, arbitration, administrative punishment or judicial or administrative investigation due to quality or any other issue of the Cooperative Model, the other Parties shall provide assistance and cooperation for such Party. If JAC is subject to any litigation, arbitration, administrative punishment or judicial or administrative investigation due to quality or any other issue of the Cooperative Model, NIO Anhui and NIO Tech shall be obliged to provide cooperation and assistance to JAC along with any relevant information possessed by NIO Anhui and NIO Tech without violation of applicable laws and regulations and orders from competent authorities. If JAC is held liable by the judicial and administrative authorities (other than those caused by JAC), NIO Anhui and NIO Tech shall indemnify JAC for the liabilities held upon JAC, including damages, court costs, attorney's fees, appraisal fees, and administrative fines, which indemnity shall be paid within 10 business days upon JAC’s submission of a written request to NIO Anhui or NIO Tech along with any evidence thereof.

6.Obligations of the Parties

6.1NIO Tech shall perform the following obligations under the Cooperation Project:

6.1.1	it shall perform the obligations under this Agreement and the Cooperation Project in compliance with applicable laws and regulations;
6.1.2

it shall provide relevant information on process planning and process improvement to support JAC to complete production preparation in accordance with the project schedule and manufacture the Cooperative Model in compliance with the quality and technique requirements proposed by NIO Tech and jointly confirmed by the Parties;

6.1.3

it shall be responsible for product preparation, regulation test and preparation of specific materials in the application for inclusion in the announced catalog as well as related expenses, which materials, documents and reports shall be in Chinese or Chinese and English,  so as to meet the needs of JAC in its application for inclusion in the announced catalog;

6.1.4

it shall be responsible for confirmation of quality system and processing quality to ensure that the product quality of the Cooperative Model meet applicable national standards, legal and regulatory requirements, and demands of NIO; and

6.1.5	any other obligations provided under this Agreement.
6.2	NIO Anhui shall perform the following obligations under the Cooperation Project:
6.2.1	it shall perform the obligations under this Agreement and the Cooperation Project in compliance with applicable laws and regulations;
6.2.2	it shall complete investment in the Cooperative Model within its scope of investment based on the allocation of investment responsibilities set forth in Section 3.2 hereof;
6.2.3

it shall be responsible for investments in additions and modifications involved in trial manufacturing, while the costs of vehicle products or scrapped vehicles incurred in production commissioning during the trial manufacturing and before the SOP shall be paid by NIO Anhui, and NIO Anhui shall also be liable for any production stoppage, inefficiency and additional cost incurred after the SOP;

6.2.4

it shall supply qualified raw materials to JAC that are necessary for manufacturing of the Cooperative Model, in order to support JAC in its manufacturing of the Cooperative Model in accordance with the business plan agreed by the Parties;

6.2.5

it shall be responsible for budgeting, cost control, and lean management of information technology for the operation of the Xinqiao Plant as authorized by JAC, and ensure that the information system of the Xinqiao Plant in compliance with applicable laws and regulations and JAC's policies (regarding quality, finance, and assets).

6.2.6	it shall be responsible for production planning, warehouse control, operation management and staffing of the transit warehouse and other logistics management;
6.2.7

if the cooperation is terminated due to any cause on the part of NIO Anhui, NIO Anhui shall be liable for all costs of the assets invested by JAC for the Cooperative Model (except for those depreciated and amortized) and the corresponding capital commitment costs. If the cooperation is terminated for any cause on the part of JAC, the loss incurred by NIO Anhui shall be negotiated between the Parties; and

6.2.8	any other obligations under this Agreement.
6.3	JAC shall perform the following obligations under the Cooperation Project:
6.3.1

it shall cooperate with the Xinqiao Plant in passing safe production, environmental protection, fire safety, labor protection and other inspections by competent authorities, and warrant that it will comply with laws and regulations of the PRC in the implementation of cooperation;

6.3.2	it shall complete application for inclusion of the Cooperative Model in the announced catalog;
6.3.3	it shall complete its responsible investment under Section 3.1 hereof before operation of the Xinqiao Plant and be responsible for investment within the scope of JAC's investment;
6.3.4

it will assist NIO Anhui in the Cooperation Project with production line expansion, product update and iteration, and new product investment to ensure successful completion of the Cooperative Model SOP;

6.3.5

it shall be responsible for production of Cooperative Model in compliance with the quality and technique requirements proposed by NIO Anhui and NIO Tech and confirmed by JAC to the extent permitted by the laws and regulations of the PRC;

6.3.6	it shall assist the Xinqiao Plant in completion of safety, quality, environment, occupational health, digital intelligent manufacturing and other external audits and certification; and
6.3.7	any other obligations under this Agreement.

7.Other Matters

7.1

The Parties will further discuss any other matter relating to the Cooperation Project, including without limitation announced catalog, qualifications and permits, product announcement, trademark license, technology license, manufacturing quality and control, procurement and logistics of parts and components, manufacturing costs, equipment dies, authorized distribution, quality disputes, delivery and settlement, compliance (data/trade/anti-money laundering/anti-commercial bribery), and allocation of functions and duties between the Parties, and make efforts to enter into agreement on such matters within two months after the date of this Agreement, each of which shall be ancillary to this Agreement, including without limitation the Trademark License Agreement, the Technology License Agreement, the Master Distribution Agreement, the Product Announcement Agreement, the Production and Operation Agreement, the Product After-Sales Service and Warranty Agreement, and the Asset Entrustment Management Agreement.

7.2

In view of the use of JAC’s product announcement and certification for the Cooperative Model, NIO Anhui shall be liable for any product recall that may occur after marketing of the Cooperative Model and, if NIO Anhui is later determined not liable for such recall, it shall be entitled to claim against the party held liable therefor.

7.3

JAC shall assign personnel to participate in trial production, mass production of new products, quality and efficiency improvement, and capacity enhancement to meet technical standards for production of the Cooperative Model at the expenses of NIO Anhui. JAC and NIO Anhui shall agree in advance on the candidate of such personnel as well as their labor costs (with reference to the average income standard for similar positions in the industry), and enter into a technical consulting and management service agreement therefor. Upon completion of the work by the personnel assigned by JAC, subject to confirmation of JAC and NIO Anhui, the above cost settlement shall be completed before the SOP of each project (including new products, technical reform and capacity expansion projects), and the taxes and levies relating thereto shall be borne by NIO Anhui.

8.Confidential and Proprietary Information

8.1

Each Party understands that the Cooperation Project contemplated by the Parties under this Agreement involves access to and creation of confidential information, proprietary information, trade secrets, and materials of the other Party and its affiliates and/or customers (collectively, the “Confidential and Proprietary Information”).  The Confidential and Proprietary Information includes, without limitation, (1) information with respect to the other Party and its employees, partners, members, agents, affiliates or customers (including their identity); (2) information with respect to the contemplated or fulfilled business opportunities of the other Party and its affiliates or customers, including, in each case, identity of the parties, terms involved and other relevant information; (3) information, idea or material of a technical or creative nature, such as R&D achievements, design and technical parameters, computer data and object code, patent applications, and other materials or ideas with respect to the products, services, processes, technologies or other intellectual property of the other Party or any of its affiliates or customers; (4) information, idea or material of a commercial nature of the other Party; and (5) the existence of this Agreement and its terms and conditions.

8.2

Each Party understands that the Confidential and Proprietary Information is of great value to the other Party and its affiliates, licensors, suppliers, investors, partners, members, agents, vendors or customers.  Therefore, each Party agrees: (1) to keep all Confidential and Proprietary Information in confidence for the benefit of the other Party; (2) not to reproduce or use (or allow its members, subcontractors or agents to reproduce or use) any Confidential and Proprietary Information unless required for the purpose of performing this Agreement; and (3) not to disclose or otherwise make available to any third party any Confidential and Proprietary Information without the prior written authorization of the other Party, except for disclosure of the existence of this Agreement and its terms and conditions required by applicable laws.

8.3

Neither Party may disclose to any third party or announce or release in any way the content or existence of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except for disclosure or announcement required by the laws and regulations of the PRC or competent authorities in charge of the industry, provided that the disclosing Party shall inform the other Parties in advance of such disclosure and take due consideration of reasonable concerns of the other Parties.

9.	Intellectual Property
9.1

JAC shall not, and shall not authorize any third party to: (i) create derivative works of, copy, alter or in any way modify the know-hows or patents (collectively, the “Intellectual Property”) of NIO Tech and/or any of its affiliates without the prior written consent of NIO Tech and NIO Anhui; (ii) translate, decompile, disassemble, reverse compile, reverse engineer, interrogate or decode the Intellectual Property of NIO Tech and/or any of its affiliates; (iii) bypass or delete any copy protection methods implemented for the prevention of unauthorized copying or use of the Intellectual Property of NIO Tech and/or any of its affiliates; or (iv) electronically distribute, timeshare or market the Intellectual Property of NIO Tech and/or any of its affiliates by interactive cable or by remote processing services.

9.2

Neither NIO Tech or NIO Anhui may, or may authorize any third party to: (i) copy, alter or in any way modify the Intellectual Property of JAC without the prior written consent of JAC; (ii) translate, decompile, disassemble, reverse compile, reverse engineer, interrogate or decode the Intellectual Property of JAC; (iii) bypass or delete any copy protection methods implemented for the prevention of unauthorized copying or use of the Intellectual Property of JAC; or (iv) electronically distribute, timeshare or market the Intellectual Property of JAC by interactive cable or by remote processing services.

9.3

The Parties agree that NIO Tech will license JAC to use its technologies and trademarks relating to the Cooperative Model on a royalty-free basis solely for the purpose of the Cooperation Project, and the Parties will separately enter into the license agreements.  Further, all rights to the Intellectual Property shall be retained by the Party owning the Intellectual Property and/or its license, unless a license is expressly granted under this Agreement.

9.4

NIO Tech warrants that the technologies licensed to JAC are either owned by it or duly authorized and licensed to it, and will not infringe upon the legitimate rights and interest of any third party.  If a third party claims that the use by JAC of the technologies licensed by NIO Tech to it has infringed upon its rights, NIO Tech shall be solely liable for dealing with such claim and bear all consequences arising therefrom.  If JAC suffers any losses due to such claim, NIO Tech shall indemnify JAC against such losses.

10.Liability for Breach

The Parties agree that the liability for breach under the Cooperation Project will be separately agreed upon by the Parties in the applicable agreement ancillary hereto.

11.Term and Termination

11.1

This Agreement shall take effect as of the date when it is duly executed and sealed by the Parties, and shall remain valid for three years after the effective date unless earlier terminated by the Parties pursuant to the terms hereof. If neither Party notifies the other Party in writing of its decision not to renew this Agreement within three months before the expiration of the term of this Agreement, this Agreement shall be automatically renewed upon the expiration of its term (or renewed term) without any further action on the part of the Parties.

11.2

It is agreed that the term of the Cooperation Project shall be ten years (from September 2022 until September 2032, any extension thereof subject to negotiation of the Parties), provided that this Agreement may be subject to re-execution with changes of the terms hereof, if necessary, every three years based on circumstances of the market and the Parties.

11.3

During the term of the Cooperation Project set forth in Section 11.2 above, if either Party intends to terminate the Cooperation Project, it shall obtain written consent of the other Parties and such termination shall not be prejudicial to the reasonable business interests of the other Parties. Under such circumstance, the Parties shall negotiate separately regarding matters on indemnity and subsequent arrangements arising from such termination.

11.4	Upon the occurrence of any of the following events to a Party, any of the other Parties may terminate this Agreement by a written notice to such Party with immediate effect:
11.4.1

such Party fails to substantially or materially perform or comply with any of the obligations, terms and conditions hereunder, and such breach is not cured within 30 days after it has received a written cure notice from the other Party;

11.4.2

such Party becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution, or becomes unable to pay its debts as they become due or is dissolved in accordance with applicable laws; or

11.4.3	any change in shareholding structure of such Party has materially affected its performance of this Agreement, in which case, any of the other Parties may unilaterally terminate this Agreement.
11.5

The expiration or termination of this Agreement for whatever reason shall not release either Party hereto from the rights and obligations that have accrued prior to the date of such expiration or termination.

11.6	Upon the expiration or early termination of this Agreement, each Party shall return the property of the other Party to it upon the receipt of its instructions.

12.Force Majeure

12.1

If the performance of this Agreement by either Party hereto is delayed or prevented by an Event of Force Majeure (as defined below), the Party affected by such Event of Force Majeure shall be excused from any liability hereunder.  For the purposes of this Agreement, an “Event of Force Majeure” shall mean any event that is unforeseeable, beyond the affected Party's control, and cannot be prevented with reasonable care, which includes but is not limited to the acts of governments, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, epidemic or any other unforeseeable, unavoidable and insurmountable events.  However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party's reasonable control.

12.2

The Party affected by an Event of Force Majeure who claims to be excused from its obligation under this Agreement or any provision hereof shall notify the other Party of the occurrence of such Event of Force Majeure within five (5) days from the date of occurrence, and shall take all necessary actions and measures to minimize and mitigate the losses and damages and resume its performance of this Agreement as soon as practicable.

13.General Provisions

13.1

Governing Law and Arbitration.  This Agreement shall be governed by the PRC laws in all respects. Any dispute arising out of the interpretation or performance of this Agreement shall be resolved by the Parties first through friendly negotiation. If such dispute cannot be resolved within thirty (30) days from the date of commencement of negotiation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect. The arbitration proceedings shall be conducted in the Chinese language. The arbitration award shall be final and binding upon both Parties. The losing Party shall bear and pay all arbitration costs. During the period when a dispute is being resolved, the Parties shall continue to perform their respective obligations under this Agreement except for the matters in dispute.

13.2

Severability.  If any term or provision of this Agreement is determined or held to be invalid, illegal or unenforceable by any law or public policy, the enforceability and validity of other terms of this Agreement shall not be affected. Upon such determination that any term or provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.3	Assignment. Without the prior written consent of the other Party, neither Party may assign any of its rights or obligations hereunder to any entity.
13.4	Amendment. This Agreement may not be amended, modified or supplemented orally, and may be amended, modified or supplemented only by a written instrument executed by the Parties.
13.5

Languages and Counterparts.  This Agreement shall be written in the Chinese language in six identical counterparts. Each Party shall hold two counterpart, and each counterpart shall be deemed an original, which taken together shall constitute one and the same fully signed agreement.  In the event of any conflict between any appendix hereto and the main body of this Agreement, such appendix shall prevail.

(Remainder intentionally left blank)

(Signature page of Manufacturing Cooperation Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Legal Representative / Authorized Representative:
NIO Automobile Technology (Anhui) Co., Ltd. (蔚来汽车科技（安徽）有限公司) (seal)

/s/ Lihong Qin

Title: Legal Representative / Authorized Representative:

Legal Representative / Authorized Representative:
NIO Automobile (Anhui) Co., Ltd. (蔚来汽车（安徽）有限公司) (seal)

/s/ Lihong Qin

Title: Legal Representative / Authorized Representative:

Legal Representative / Authorized Representative:
Anhui Jianghuai Automobile Group Co., Ltd. (安徽江淮汽车集团股份有限公司) (seal)

/s/ authorized signatory

Title: Legal Representative / Authorized Representative: